OPERA JET

CONTRACT FOR COOPERATION

AND

OPERATION OF AIRCRAFT

between

OPERA JET a.s.

(as the Operator)

and

[redacted]

(as the Client)

CONTRACT FOR COOPERATION AND OPERATION OF AIRCRAFT

concluded under provisions of Art. 269 et seq. of Act no. 513/1991 Coll. of the Commercial Code as amended (hereinafter the "Contract")

Contracting parties:

1. OPERA JET a.s., with the registered office at Trenčianska 56/A, 821 09 Bratislava, Slovakia, BIN: 36 616 834, registered in the Companies Registry of District Court Bratislava I, Section: Sa, file no.: 41343/B, represented by Ing. Martin Sýkora, vicechairman of the Board of Directors

   (hereinafter the "Operator")

and

2. [redacted] with the registered office at [redacted], registered in the Federal Commercial Registry Office and Commercial Register of [redacted], represented by Dr. [redacted]

   (hereinafter the "Client")

(the Operator and the Client hereinafter referred to jointly as the "contracting parties")

Whereas:

(A) The Client and the Operator are interested in operation of the Aircraft by the Operator according to article 1.3 of this Contract and on the basis of this Contract and under further conditions to be specified in supplement no. 1 to this Contract (hereinafter the Supplement) between the Client and the Operator;

(B) The Operator is a legal person, business purpose of which is also the execution of domestic and international irregular air transport of passangers, baggage, cargo and post, and is capable of the Aircraft operation and of provision for operation thereof in compliance with the generally binding legal regulations;

the contracting parties agreed to enter into this Contract under the following conditions:

1. Subject-matter of the Contract

1.1 The Operator shall undertake to provide for the Aircraft operation for domestic and international irregular air transport of passangers, baggage, cargo and post in compliance with the generally binding legal regulations and requirements of the Civil Aviation Authority of the Slovak Republic (hereinafter the "Aircraft Operation") for the Client.

1.2 The Client shall undertake to pay a remuneration to the Operator for the Aircraft Operation according to article 4 of this Contract (hereinafter the "Remuneration") and reimburse the Operator for any and all costs, payments, fees and expenses related to the Aircraft Operation under conditions agreed according to article 4 of this Contract (hereinafter the "Costs").

1.3 The Operator and the Client shall specify the Aircraft Operation conditions according to article 1.1 of the Contract, conditions of the Remuneration settlement and Costs reimbursement according to article 1.2 of the Contract, as well as other rights and duties of the Operator and the Client, which are not treated in this Contract, in a separate supplement no. 1 to this Contract (hereinafter the "Supplement"). Both parties hereto hereby undertake to conclude supplement no. 1 to this Contract within 30 days from this Contract signing. If ambiguity occurs when interpreting provisions of this Contract, provisions stated in the Supplement shall be decisive. The Operator shall be "Operator" and the Client shall be "Provider" in the Supplement.

1.4 The Operator and the Client shall elaborate a protocol on the Aircraft handing in/taking over, stating the Aircraft technical condition in particular. The handing in/taking over protocol shall be signed by authorized representatives of the Client and the Operator.

2. Rights and Duties of the Operator

2.1 The Operator shall be obliged to handle the Aircraft with professional care, using its best professional knowledge and experience.

2.2 The Operator shall not be allowed to dispose of the Aircraft, pledge the Aircraft, shift it to third persons, use it as a collateral, or otherwise collateralize its own or somebody else's property.

2.3 The Operator shall have all rights and duties of an air carrier in accordance with generally binding legal regulations when operating the Aircraft.

2.4 The Operator shall be allowed to appoint a third person to act as the Operator's representative when fulfilling the subject-matter of this Contract only with the Client's approval.

2.5 The aircraft liability insurance (compulsory insurance) and aircraft hull insurance shall be provided for by the Operator at the Client's expenses. The Client shall fully cooperate with the Operator in order to provide for the Aircraft liability insurance and Aircraft hull insurance. The Operator shall provide for communication with the relevant insurance company with the Client's assistance. To exclude any doubts, all insurance premiums shall be paid by the Client.

2.6 In the event of insurance claim, the Operator shall inform the relevant insurance company and the Client without undue delay, and provide the relevant insurance company with all documents necessary to handle the insurance claim.

2.7 In the event of aviation accident or incident, or probable aviation accident, the Operator shall inform the Client and the relevant body in complaince with regulation L – 13 of the Civil Aviation Authority of the Slovak Republic about that fact.

2.8 The Operator shall undertake to provide, during the Aircraft Operation, for all the maintenance required and necessary for the Aircraft regular operation via its qualified employees or qualified service at the Client's expenses.

3. Rights and Duties of the Client

3.1 The Client shall undertake to hand the Aircraft over to the Operator in a good technical condition, together with all documents necessary for the Aircraft regular operation.
3.2 The Client shall undertake to fully cooperate with the Operator during validity and effectivity of this Contract in the extent necessary for the regular operation of the Aircraft.

4. Remuneration, Costs and Payment Terms

The Operator and the Client shall agree on the amount and terms of payment of the Remuneration and Costs reimbursement according to article 1.2 of the Contract in the Supplement.

5. Contract Duration and Termination Conditions

5.1 This Contract is concluded for indefinite period of time from the day of this Contract concluding. It is possible to terminate validity of the Contract by a written agreement of the contracting parties or by withdrawal from the Contract by any of the contracting parties without stating the reason, with a three-months notice period which shall start to run on the first calendar day of the month following the month in which the withdrawal was delivered, or by immediate withdrawal if a serious breach is encountered, such as: Irreversible extinction of the Aircraft's flying capability, loss of the Operator's authorization to fulfill obligations following to it from the Contract, while the entitlement to damage compensation shall remain untouched by the indicated.
5.2 This Contract shall extinguish when the period, for which it has been concluded, elapses, or by agreement of the contracting parties according to article 5.3 of the Contract or by withdrawal from the Contract according to article 5.4 of this Contract.
5.3 The contracting parties may agree on this Contract termination only in writing.
5.4 This Contract may be terminated also by a written withdrawal of the Operator with a three-months notice period, which shall start to run on the first day of the month following the month in which such withdrawal was delivered to the Client or Operator.
5.5 If validity and effectivity of the Contract extinguishes, the Operator shall return the Aircraft to the Client in the same condition as it was delivered to it, with regard to regular wear and tear, within the period and under conditions agreed in the Supplement. The Client and the Operator shall elaborate a handing in/taking over protocol on return of the Aircraft, stating the Aircraft technical condition in that protocol in particular. The handing in/taking over protocol shall be signed by authorized representatives of the Client and the Operator.

6. Common and Final Provisions

6.1 The Operator and the Client hereby agree that post according to this Contract or relevant legal regulations, destined for the other contracting party, shall be delivered via registered mail, courier or personally, or via email or facsimile to the addresses of the contracting parties stated in this Contract. Any post shall be considered to be delivered on the day when reception thereof is confirmed to the deliverer. Any post sent by email shall be considered to be delivered when a message confirming the delivery is sent to

the sender but only under condition that the same post is sent to the addressee within three (3) working days via other postal media except for facsimile. Any post sent by facsimile shall be considered to be delivered when a successful transmission is confirmed but only under condition that the same post is sent to the addressee within three (3) working days via other postal media except for email. If any of the addressees refuses to accept a post, such post shall be considered to be delivered on the day of refusal thereof or on the day when the mail storage period expires, or on the day the following remark is explicitly marked, by the postal office, on the post delivered by any of the contracting parties: "The addressee has moved", "addressee unknown" or other similar remark, if based on truth.

6.2 The contracting parties inform each other about addresses for delivery of post. These addresses shall be used unless the contracting parties provide different addresses to each other:

<u>Operator</u>:
OPERA JET a.s.

Address for delivery:	Ivánska cesta 30/B, AIRCRAFT Building, 821 04 Bratislava, Slovakia
e-mail:	sykora@operajet.sk
Telefax:	+421-2-321-199-99
Addressee:	Ing. Martin Sýkora

<u>Client</u>:
[redacted]

Address for delivery:	[redacted]
e-mail:	[redacted]
Telefax:	[redacted]
Addressee:	[redacted]

6.3 If a certain provision of this Contract turns invalid (or becomes invalid later), it shall not affect the validity of other provisions of this Contract. If a certain provision of this Contract turns invalid, the contracting parties shall undertake to replace it, within thirty (30) calendar days from delivery of a call from the other contracting party, by a provision which the most corresponds to the original business purpose of the invalid provision.

6.4 None of the contracting parties shall be allowed to inform or otherwise disclose information about conditions and subject-matter of this Contract, information about negotiations or other facts related to this Contract or the other party to the Contract, to any third party without prior written approval of the other party hereto, with the exception of information the contracting parties announce to their shareholders, members, supervisory boards, court and/or pubic authority entitled to require and receive such information for the purposes of actions carrying out and other official purposes, as well as in the extent necessary to exercise rights and fulfill obligations under this Contract.

6.5 The Contract shall be governed by the legal order of the Slovak Republic. Legal relationships established by this Contract shall be governed by the Commercial Code.

6.6 This Contract shall become effective when signed by both contracting parties.

6.7 This Contract may be amended or supplemented only in writing, in the form of written and numbered supplements to the Contract, signed by both contracting parties, unless stated otherwise in this Contract.

6.8 This Contract has been prepared in three (3) counterparts, in English language version, of which the Operator and the Client shall receive one (1) counterpart and one (1) counterpart shall serve for the purposes of the Civil Aviation Authority of the Slovak Republic. The English language version shall be considered to be decisive.

6.9 The contracting parties represent that this Contract demonstrates their actual and free will, is meant seriously, has not been concluded in mistake or under duress and manifestly unfavourable conditions and both contracting parties agree herewith, in witness whereof they attach their own signatures.

Operator:	Client:
Bratislava, on 1.9.2011	Bratislava, on 1.9.2011
	[redacted]
Ing. Marton Sýkora	[redacted]
vicechairman of the Board of Directors	chief
OPERA JET a.s.	[redacted]